CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 033-39519 on Form N-1A of AIM Investment Securities Funds (Invesco Investment Securities Funds) (the “Registration Statement”) of our report dated October 29, 2009, relating to the financial statements and financial highlights of Morgan Stanley High Yield Securities Inc. (the “MS Fund”) appearing in the Annual Report on Form N-CSR of the MS Fund for the year ended August 31, 2009, and to the reference to us under the heading “Financial Highlights” in the Prospectus of Invesco High Yield Securities Fund, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
May 26, 2010